MAIDEN HOLDINGS, LTD. EARNS $15.0 MILLION OR 21
CENTS PER SHARE; OPERATING EARNINGS OF $16.5
MILLION OR 23 CENTS PER SHARE

Book Value of $9.45 per Share Grew 9.8 Percent in the Quarter

Company Announces Agreement in Principal with American Capital
Acquisition Corporation, Inc.

Quarterly Highlights

•	Net income of $15.0 million

•	Net operating earnings(1) of $16.5 million

•	Total revenue of $254.1 million included net earned premium of $237.4 million

•	Net written premium of $221.4 million rose 95.6 percent from third quarter 2008

•	Net investment income of $16.8 million increased 87 percent from third quarter 2008

•	Year-to-date net investment income of $46.2 million nearly doubled from the same period a year ago

•	Total investments and cash equivalents grew to over $1.7 billion at quarter end with total investments of $1.5 billion

•	Annualized return on equity of 9.4 percent and operating return on equity of 10.3 percent

•	Combined ratio of 96.3 percent compared to 94.4 percent a year ago

•	Book value per share of $9.45 increased 9.8 percent in the quarter

•	Shareholder’s equity of $664.6 million up 30 percent since year end

•	Announced ACAC agreement expected to generate over $200 million in annual revenue

HAMILTON, Bermuda, Nov. 10, 2009 (GLOBE NEWSWIRE) -- Maiden Holdings, Ltd. (Nasdaq:  MHLD) today reported net income of $15.0 million or $0.21 per diluted share and net operating earnings (1) of $16.5 million or $0.23 per diluted share. Results included net written premium of $221.4 million.

(1)Please see page 7 for additional information on this non-GAAP financial measure and reconciliation of this measure to GAAP.

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The Company also announced that it has reached an agreement in principal with American Capital Acquisition Corporation (“ACAC”) regarding a multi-year 25 percent quota share agreement that is expected to generate over $200 million in annual revenues. The contract will commence in connection with ACAC’s proposed acquisition of GMAC’s U.S. consumer property and casualty insurance business which, is expected to occur in the first quarter of 2010 and is subject to regulatory approval. GMAC’s U.S. consumer property and casualty business generated over $1.0 billion in net written premium in 2008.

"We continue to make solid progress toward our goals, even in the face of the highly competitive landscape and challenging economic environment.” said Art Raschbaum, President and CEO of Maiden Holdings, Ltd. “Our third quarter results reflect our strong commitment to driving significant value creation for our shareholders through our intense focus on disciplined underwriting and sound investing. Consistently delivering differentiated products and service to our clients in the regional and specialty markets has enabled us to maintain our pricing discipline while still continuing to expand our business and drive revenue gains. During the quarter we grew our investment portfolio nearly 20 percent and improved investment income while maintaining our conservative stance”.

“We are also very proud to announce the addition of another strong client as we partner with ACAC,” continued Raschbaum. “Today’s announcement and the recent extension of our agreement with AmTrust Financial Services, Inc. provide us with robust momentum as we look ahead to next year and beyond. We are confident in our ability to continue to leverage our platform and expand our existing base of long-term client relationships“.

For the nine months ended September 30, 2009, the Company reported net income of $44.3 million and net operating earnings of $47.3 million compared to a net loss of $1.2 million and net operating earnings of $41.5 million for the nine months ended September 30, 2008. Net written premium for the nine months ended September 30, 2009 totaled $796.3 million compared with $386.9 million a year ago.

Shareholders' equity grew 9.8 percent during the quarter to $664.6 million with book value per share of $9.45 compared with $8.61 as of June 30, 2009.

Third Quarter 2009 Results:

Third quarter 2009 results reflected net written premium of $221.4 million which increased $108.2 million from $113.2 million a year ago. Net earned premium of $237.4 million rose $123.8 million, or 109 percent compared with $113 .6 million for the same period last year.

Net investment income totaled $16.8 million in the third quarter and reflected a $7.8 million, or 87.0 percent increase from $9.0 million in the third quarter of 2008.

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Loss and loss adjustment expenses of $165.1 million rose $98.2 million from $66.9 million in the third quarter of 2008. Results reflected a loss ratio of 69.6 percent compared with 58.9 percent for the same period a year ago.

Commission and other acquisition expenses together with general and administrative expenses of $63.4 million increased $23.1 million from the third quarter of 2008 and reflected an improvement in the expense ratio to 26.7 percent from 35.5 percent. General and administrative expenses for the quarter totaled $8.1 million and reflected a general and administrative expense ratio of 3.4%.

The Company posted a combined ratio of 96.3 percent for the quarter compared with 94.4 percent in the third quarter of 2008.

Year-to-date income from operations of $72.2 million represented the highest level in the Company’s history and was driven by the acquisition of GMAC RE and other ongoing business development.

Other Matters

Shareholders' equity as of September 30, 2009 totaled $664.6 million up from $509.8 million at December 31, 2008. During the third quarter, the Board of Directors declared a dividend of $0.06 per share. Book value per share as of September 30, 2009 was $9.45.

Conference Call

CEO Art Raschbaum and CFO John Marshaleck will review third quarter results today via teleconference and live audio webcast beginning at 3:00 p.m. AT (2:00 p.m. ET).

To participate please access one of the following no later than 2:55 p.m. AT (1:55 p.m. ET):

1.800.949.2175 for U.S. callers

1.913.312.1409 for callers outside the U.S.

 Webcast: http://ir.maiden.bm

A replay of the conference call will be available beginning at 6:00 p.m. Atlantic Time (5:00 p.m. ET) on Tuesday, November 10, 2009 through November 17, 2009. To listen to the replay please dial toll free: 1.888.203.1112 (U.S. callers) or toll 1.719.457.0820 (callers outside the U.S.) and enter the Passcode: 7475096; or access http://ir.maiden.bm/.

About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. is a Bermuda holding company formed in 2007 to offer customized reinsurance products and services to regional and specialty insurance companies in the United States and Europe.

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You may access the Maiden Holdings, Ltd. Logo via http://www.globenewswire.com/newsroom/prs/?pkgid=5006

Forward Looking Statements

This release contains "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, developments of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company's products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected is contained in Item 1A. Risk Factors in the Company's Annual Statement on Form 10-K for the year ended December 31, 2008. The Company undertakes no obligation to publicly update any forward-looking statements, except as may be required by law.

Maiden Holdings, Ltd.
Hilly Gross
Ellen Taylor
441.292.7090
irelations@maiden.bm

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Maiden Holdings, Ltd.
Income Statement
(in thousands (000's), except per share data)
(Unaudited)

	For the Three Months Ended September 30, 2009	For the Three Months Ended September 30, 2008	For the Nine Months Ended September 30, 2009	For the Nine Months Ended September 30, 2008

Revenues:
Premium income:
Net premiums written	$221,400	$113,187	$796,304	$386,870
Change in unearned premiums	15,950	408	(125,021)	(130,631)
Net earned premium	237,350	113,595	671,283	256,239
Net investment income	16,778	8,974	46,150	24,346
Net realized investment gains (losses)	(66)	(42,538)	(462)	(42,375)
Total revenues	254,062	80,031	716,971	238,210
Expenses:
Loss and loss adjustment expenses	165,123	66,915	462,468	148,362
Commission and other acquisition expenses	55,313	38,299	159,608	85,057
General and administrative expenses	8,059	1,974	22,726	5,636
Total expenses	228,495	107,188	644,802	239,055

Income from operations	25,567	(27,157)	72,169	(845)

Other income(expense)
Amortization of intangible assets	(1,676)	-	(4,915)	-
Foreign exchange and other gain (loss)	210	(359)	2,401	(364)
Trust preferred interest	(9,114)	-	(25,316)	-
	(10,580)	(359)	(27,830)	(364)

Net income	$14,987	$(27,516)	$44,339	$(1,209)
Operating earnings (1)	$16,519	$15,381	$47,315	$41,530

Basic earnings per common share	$0.21	$(0.46)	$0.64	$(0.02)
Diluted earnings per common share	$0.21	$(0.46)	$0.63	$(0.02)
Basic operating earnings per common share	$0.24	$0.26	$0.68	$0.70
Diluted operating earnings per common share	$0.23	$0.26	$0.68	$0.70

Dividends declared per common share	$0.06	$0.05	$0.18	$0.15

Weighted average number of basic shares outstanding	70,287,664	59,550,000	69,430,521	59,550,000
Weighted average number of diluted shares outstanding	70,852,895	59,550,000	69,846,714	59,550,000

Combined ratio	96.3%	94.4%	96.1%	93.3%
Annualized return on equity	9.4%	(21.3%)	10.1%	(0.3%)
Annualized return on equity on operating earnings	10.3%	12.0%	10.8%	10.9%

Maiden Holdings, Ltd.
Balance Sheet
(in thousands (000's), except per share data)
(unaudited)

	(Unaudited)
	30-Sep-09	31-Dec-08
Assets
Fixed maturities, available-for-sale, at fair value (amortized cost $1,506,704; $1,163,926)	$1,541,704	$1,119,955
Other investments, at fair value (cost $5,707; $5,818)	5,529	5,291
Total investments	1,547,233	1,125,246
Cash and cash equivalents	94,582	131,897
Restricted cash and cash equivalents	218,595	409,277
Accrued investment income	11,078	10,293
Reinsurance balances receivable, net	236,643	71,895
Loan to related party	167,975	167,975
Deferred commission and other acquisition costs	171,120	104,470
Other assets	15,527	2,617
Intangible assets	52,959	55,147
Goodwill	49,747	49,747

Total Assets	$2,565,459	$2,128,564
Liabilities and Shareholders’ Equity
Liabilities
Loss and loss adjustment expense reserves	$967,425	$895,608
Unearned premiums	570,875	444,479
Accrued expenses and other liabilities	42,191	46,072
Securities sold under agreements to repurchase, at contract value	105,307	232,646
Trust preferred securities	215,110	-
Total Liabilities	1,900,908	1,618,805

Shareholders’ Equity:
Common shares	713	596
Additional paid-in capital	575,891	530,519
Treasury stock	(3,801)	(3,801)
Accumulated other comprehensive loss	33,117	(44,499)
Retained earnings	58,631	26,944
Total Shareholders’ Equity	664,551	509,759
Total Liabilities and Shareholders’ Equity	$2,565,459	$2,128,564

Book value per share	$9.45	$8.70

Common shares outstanding	70,287,664	58,587,664

Maiden Holdings, Ltd.
Non - GAAP Financial Measure
(in thousands (000's), except per share data)
(Unaudited)

	For the Three Months Ended September 30, 2009	For the Three Months Ended September 30, 2008	For the Nine Months Ended September 30, 2009	For the Nine Months Ended September 30, 2008

Reconciliation of net income to net operating earnings:

Net income	$14,987	$(27,516)	$44,339	$(1,209)
Add (subtract)
Net realized investment losses	66	42,538	462	42,375
Foreign exchange and other (gain) loss	(210)	359	(2,401)	364
Amortization of intangibles	1,676	-	4,915	-

Operating earnings (1)	$16,519	$15,381	$47,315	$41,530

Operating earnings per common share:

Basic earnings per share	$0.24	$0.26	$0.68	$0.70
Diluted earnings per share	$0.23	$0.26	$0.68	$0.70

(1) Net operating earnings is a non-GAAP financial measure defined by the Company as net income excluding realized investment gains and losses, foreign exchange and other gains and losses and amortization of intangible assets and should not be considered as an alternative to net income. The Company's management believes that net operating earnings is a useful indicator of trends in the Company's underlying operations. The Company's measure of net operating earnings may not be comparable to similarly titled measures used by other companies.